CONSENT OF COUNSEL

We consent to the reference to our Firm under the heading “Legal Counsel” in Post-Effective Amendment No. 675 to the Registration Statement on Form N-1A of Professionally Managed Portfolios as filed with the Securities and Exchange Commission on or about June 29, 2016.

/s/ Schiff Hardin LLP

Schiff Hardin LLP

New York, New York
June 29, 2016